                                                                      Exhibit 11
                                 ONCORMED, INC.
                               EARNINGS PER SHARE
                    CALCULATION OF SHARES USED IN COMPUTING
                              NET LOSS PER SHARE

                                                                                                                    Period From
                                                                                                                     Inception
                                                                                      Three Months Ended           (July 12, 1993)
                                                                                          March 31,                    Through
                                                                                    1997            1996            March 31, 1997
                                                                             ------------      -----------          ---------------
Common Stock (weighted average shares outstanding)                              7,320,698        6,267,606             5,097,404

 Treasury Stock effect to acquire Common Stock
   granted in the twelve months prior to the
   Company's initial public offering                                                   --               --               275,035
                                                                             ------------      -----------          ------------

Shares used in computing net loss per share                                     7,320,698        6,267,606             5,372,439
                                                                             ============      ===========          ============





                                       29